                                Exhibit 99.3
                                ------------

               Press Release of Borland dated October 24, 1996

FOR IMMEDIATE RELEASE

               BORLAND REPORTS SECOND QUARTER FISCAL 1997 RESULTS
OUTLINES STEPS AIMED AT RETURNING TO PROFITABILITY AND GROWING CLIENT/SERVER AND
                           INTERNET/INTRANET BUSINESS

SCOTTS VALLEY, Calif. -- October 24, 1996 -- Borland International Inc. (NASDAQ
- BORL) today announced second quarter results for the period ended September 30, 1996 that were consistent with the range of preliminary results released on October 16, 1996. Second quarter revenues were $36.4 million, compared with revenues of $51.3 million for the second fiscal quarter of the prior year. The net loss for the September 30, 1996, quarter was $9.8 million or $.31 per share, compared with net income of $2.6 million or $.08 per share in the second quarter a year ago. Total operating expenses for the quarter were $41.4 million compared to $40.8 million for the same quarter of the previous year. The net loss for the six months ended September 30, 1996, was $23.9 million or $.76 per share on revenues of $70.9 million compared to net income of $5.5 million or $.18 per share on revenues of $105.1 million for the prior fiscal year.

Borland attributed the second quarter revenue decline primarily to a slower than expected transition of its sales, marketing and development efforts aimed at serving the high-growth client/server and Internet/Intranet software development markets for departmental and centralized corporate IT. Additionally, many organizations were reluctant to adopt client/server products while evaluating the impact of new Internet/intranet technologies on their information strategies. Revenues increased for the second quarter, however, by nearly $2 million or 5.4 percent compared to the prior fiscal quarter.

As previously announced on October 16, 1996, the company is implementing a worldwide restructuring and realignment of its corporate structure. Paul Emery, vice president and chief financial officer, said that Borland's cost reduction measures are targeted at producing annual savings from $15 million to $17 million. Already, the company is making progress in realigning its cost structure as seen by a reduction in operating expenses of greater than nine percent for the second quarter compared with the previous quarter.

"Borland is aggressively moving forward with its strategic directions to provide client/server and Internet/intranet software development tools for Fortune 1000 companies utilizing technology for a competitive business advantage," said Whitney Lynn, Borland's acting president and chief executive officer. "We are taking steps directed at streamlining the company's operations with the objective of increasing our focus on our high-growth market opportunities and returning to profitability. We are aiming to grow the sales of existing products while simultaneously preparing to ship new development tools for the client/server and Internet/intranet markets later this year."

Several announcements made in the past quarter reflect Borland's progress. Some of the announcements and developments include:

     . To support the growing demand for corporate client/server, intranet and Internet applications, Arthur Andersen announced an extended strategic alliance with Borland to provide a worldwide, single-source, end-to-end solution utilizing application development software from Borland.

     . Borland and JavaSoft, a division of Sun Microsystems Inc., announced that Borland's BAJA component event model for Java(TM) applications development was being included in the draft specification for JavaSoft's Java(TM) Beans component model.

     . Borland announced the availability of Borland C++ Development Suite 5.01 and Borland C++ 5.01, updates to its critically acclaimed, award-winning Borland C++ Development Suite 5.0 and Borland C++ 5.0 products for software developers. The new version includes Microsoft Foundation Classes (MFC) and a Trial Version of Delphi 2.0.

     . Borland announced three new versions of its award-winning Delphi rapid application development (RAD) tool, including a 30-day trial edition that users can download free-of-charge from the company's World Wide Website. The other new versions are an educational "Learn to Program with Delphi" package for students, hobbyists and other beginning programmers, and Delphi 2.0 -- an easy-to-use, low-price version designed to encourage software developers to evaluate Delphi. Resellers have enthusiastically received Delphi since the repricing and repackaging of the product's desktop versions.

     . Borland shipped to resellers and corporate customers its first pure Internet product -- Borland(R) IntraBuilder(TM). IntraBuilder and IntraBuilder Professional, both currently shipping, are complete toolsets for easily building and maintaining live, data-driven Intranet applications over local web servers. IntraBuilder has received positive reviews in the trade press and has been downloaded from the web to approximately 60,000 sites.

     . Borland announced it signed a set of strategic agreements with Netscape Communications Corporation to cover the licensing of key technology from the new Netscape ONE(TM) Open Network Environment for inclusion in Borland IntraBuilder along with OEM agreements for Netscape FastTrack Server(TM) software and Netscape Navigator(TM) Gold Premium Internet client software. This agreement enables Borland to provide a complete toolset for web-based intranet database solutions.

     . Borland announced that its Delphi Client/Server Suite 2.0 rapid application development tool has received the "Designed for Microsoft(R) BackOffice(TM)" logo from Microsoft. The company announced plans to support Microsoft's new Windows NT(R) 4.0 operating system with its entire family of application development tools and databases, including Delphi, Borland C++ 5.0, Paradox 7, ReportSmith, InterBase 4.0, and the company's new intranet development tool, IntraBuilder.

Subsequent to the second quarter, Borland has continued to execute additional partnership strategies. This week Borland announced it signed a Letter of Intent to license AS/400 compatible connectivity and development software from Traitement Cooperatif & Integration de Systeme (TCIS) of Paris, France. This agreement would allow Borland to resell TCIS's software with its Delphi Client/Server Suite to enable developers to build open, scalable client/server applications using Delphi to access AS/400 systems.

Borland also announced this week an agreement to license Paradox to Corel. This license agreement will enable Borland to focus on its high-growth opportunities, while allowing Corel to oversee Paradox's on-going success.

Additional steps aimed at growing revenues and returning Borland to profitability include:

     . Shipping new products for client/server and Internet/intranet developers--New client/server versions of Delphi and Borland C++ are currently scheduled to be released sometime between the fourth quarter of FY97 and the first fiscal quarter of FY98, and are designed to provide high-performance rapid application development (RAD) capabilities for the departmental and centralized IT marketplace. Latte, Borland's enterprise RAD tool for Java, which is also scheduled for release later this year, is designed to bring performance, RAD, reuse and scalable database access to Java developers.

     . Completing Open Environment Corp. (OEC) acquisition to expand Borland's client/server product line -- Borland announced earlier this month that it plans to close the OEC transaction on November 18 following an OEC shareholder vote. Together, OEC and Borland will provide the industry's only scalable architecture to meet developer needs from the desktop to the enterprise. Borland will seek to grow its base of client/server customers by leveraging the distribution, support and technologies of OEC's highly scaleable client/server solutions. OEC customers include financial services companies such as Merrill Lynch & Co. and NationsBank Corp., and manufacturers such as Chrysler Corp. and John Deere.

"We believe in the strength of our technology and will continue to work closely with our customers and industry partners to provide high-quality software tools for large-scale client/server and the Internet/intranet application development," concluded Mr. Lynn.


BORLAND: MAKING DEVELOPMENT EASIER

Borland International Inc. (NASDAQ:BORL) is a leading provider of products and services for software developers. Borland is distinguished for its high-quality software development tools, which include Delphi, Delphi Client/Server Suite, IntraBuilder, Borland C++, Visual dBASE, ReportSmith and InterBase. Borland's award-winning products are supported through comprehensive programs for small- and large-sized software developers, corporate developers, value added resellers and systems integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California.

Note: Statements in this release concerning Borland's profitability goals, the anticipated impact of the Company's planned expense reductions, scheduled product availability dates, and the Company's future prospects are forward-looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: sales productivity, possible disruptive effects of organizational or personnel changes, shifts in customer demand, market acceptance of the Company's new or enhanced products, customer and industry analyst perception of the Company and its technology vision, rapid technological changes, competitive factors, unanticipated delays in scheduled product availability dates (which could result from various occurrences including development or testing difficulties, software errors, shortages in appropriately skilled software engineers and project management problems), interoperability of the Company's products with leading software application products, general business conditions and market growth rates in the client/server and Internet software markets, and other factors described in the Company's S.E.C. reports on forms 10-K, 10-Q, 8-K and the Borland prospectus relating to the acquisition of Open Environment Corporation.

                                      ###

                           BORLAND INTERNATIONAL INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (in thousands, except per share data, unaudited)

                                                                   Three Months,
                                                                  Ended Sept. 30,
                                                              1996              1995
Net Revenues...............................................     $ 36,407      $51,315
Cost of revenues...........................................        5,828        8,227
Gross profit...............................................       30,579       43,088
Selling, general and administrative .......................       28,236       29,385
Research and development...................................       13,202       11,372
Total operating expenses...................................       41,438       40,757
Operating profit (loss)....................................      (10,859)       2,331
Interest income, net and other.............................        1,503          974
Income (loss) before income taxes..........................       (9,356)       3,305
Income tax provision (benefit).............................          463          661
Net income (loss)..........................................       (9,819)       2,644
Net income (loss) per common and common equivalent share...        $(.31)        $.08
Weighted average number of common and
common equivalent shares outstanding.......................       31,329       31,656

                           BORLAND INTERNATIONAL INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (in thousands, except per share data, unaudited)

                                                                  Six Months,
                                                                Ended Sept. 30,
                                                                1996       1995
Net Revenues...............................................   $ 70,944    $105,081
Cost of revenues...........................................     12,312      16,297
Gross profit...............................................     58,632      88,784
Selling, general and administrative........................     61,885      62,157
Research and development...................................     24,881      21,602
Total operating expenses...................................     86,767      83,759
Operating profit (loss)....................................    (28,134)      5,025
Interest income, net and other.............................      3,250       1,786
Income (loss) before income taxes..........................    (24,884)      6,811
Income tax provision (benefit).............................       (937)      1,362
Net income (loss)..........................................    (23,948)      5,449
Net income (loss) per common and common equivalent share...      $(.76)       $.18
Weighted average number of common and
common equivalent shares outstanding.......................     31,381      30,801

                           BORLAND INTERNATIONAL INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                           (in thousands, unaudited)

                                                                        September 30,   March 31,
                                                                             1996         1996
                                     ASSETS
Cash and short-term investments.........................................   $ 84,226     $ 90,146
Accounts receivable, net of allowances..................................     16,842       34,151
Inventories.............................................................      1,221        1,599
Other current assets....................................................      7,256        7,321
Total current assets....................................................    109,545      133,217
Property, equipment, net of accumulated depreciation and amortization...    110,088      114,612
Other non-current assets, net...........................................      7,575        7,758
Total Assets............................................................    227,208      255,587

                              CURRENT LIABILITIES:

Accounts payable and accrued expenses...   $34,831   $42,563
Income taxes and other..................    28,912    26,891
Total current liabilities...............    63,743    69,454
Long-term debt and other................    13,969    14,555
Total liabilities.......................    77,712    84,009

                             STOCKHOLDERS' EQUITY:

Common stock.................................         314          312
Additional paid-in-capital...................     281,368      279,083
Retained deficit.............................    (135,962)    (112,015)
Cumulative translation adjustment............       3,776        4,198
Total stockholders' equity...................     149,496      171,578
Total liabilities and stockholders' equity...   $ 227,208    $ 255,587